As filed with the Securities and Exchange Commission on June 25, 2004
Registration No. 333-100683

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

BARAN GROUP, LTD.
(Exact name of registrant as specified in its charter)

BARAN GROUP, LTD.
(Translation of registrant’s name into English)

Israel	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

Baran House
8 Omairim Street
Industrial Park
OMER 84965
Israel
(Address of Principal Executive Offices)

2003 EMPLOYEE AND CONSULTANT
STOCK OPTION PLAN
(Full title of the plan)

Maya Goldman, Esq.
Baran Group, Ltd.
805 3rd Avenue, 10th Floor
New York, New York 10022
(212) 207-4755
(Name, address and telephone number of agent for service)

Copies to:
Charles Fewell, Esq.
Eaton & Van Winkle LLP
New York, New York 10016
(212) 779-9910

DEREGISTRATION OF UNSOLD SECURITIES

        Baran Group, Ltd. (“Baran””) registered under Registration Statement on Form S-8, filed with the Securities and Exchange Commission on November 6, 2003 (the “Registration Statement”)116,000 shares of Ordinary Shares (the “Shares”) of Baran which were reserved for issuance pursuant to the 2003 Employee and Consultant Stock Option Plan (the “Plan”).

        As a result of Baran’s decision to delist its shares from the Nasdaq National Market, the offering pursuant to the Registration Statement has been terminated. In accordance with the undertaking in Item 9(a)(3) made by Baran in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, Baran requests removal from registration of the Shares registered under the Registration Statement.

        Accordingly, Baran files this Post-Effective Amendment No. 1 to the Registration Statement to deregister the number of Ordinary Shares covered by the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Baran certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement be signed on its behalf by the undersigned, thereunto duly authorized, in Omer, Israel, on June 25 2004.

BARAN GROUP, LTD. BY: /S/ Meir Dor —————————————— Meir Dor Chairman of the Board and Chief Executive Officer

BY: /S/ Sasson Shilo —————————————— Sasson Shilo Chief Financial Officer